UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2006

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Shenandoah Telecommunications Company

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(Exact name of registrant as specified in its charter)

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Virginia	0-9881	54-1162807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Shentel Way P.O. Box 459 Edinburg, VA	22824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (540) 984-4141

Not applicable

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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement;
Item 1.02	Termination of a Material Definitive Agreement;
Item 2.05	Costs Associated with Exit or Disposal Activities;
Item 5.02(c)(3)	Compensatory Arrangements of Certain Officers

On November 27, 2006, the Board of Directors of Shenandoah Telecommunications Company (the “Company”), upon a recommendation of its Personnel Committee, approved a plan to freeze benefit accruals for all participants in the Shenandoah Telephone Company Retirement Plan (the “Defined Benefit Plan”) and to terminate the plan effective January 31, 2007.

Concurrent with the benefit freeze and termination of the Defined Benefit Plan the Board approved an increase in the amount of the Company’s contribution to the Company’s 401(k) Supplemental Retirement Plan (the “401(k) Plan”) pursuant to which, in addition to the current matching contributions, the Company will contribute 5% of compensation (subject to IRS limits), of which the first 3% shall immediately vest and the remaining 2% will vest after an employee first completes three years of service.

Benefits under the Company’s Executive Supplemental Retirement Plan (“SERP”) were also frozen effective January 31, 2007, and the Board approved plans to adopt a new non-qualified Executive Supplemental Retirement Plan which would replace the existing SERP with a contribution equal to 7% of a participant’s cash compensation. Unlike the existing SERP, the new Executive Supplemental Retirement Plan would be funded with contributions to a “rabbi trust” for each participant.

The executive officers of the Company are participants in the Defined Benefit Plan and the SERP and therefore the executive officers’ future accruals of benefits under the Defined Benefit Plan and SERP will be frozen as of January 31, 2007. They are also participants in the 401(k) Plan, and will be participants in the new Executive Supplemental Retirement Plan, and will be eligible for benefits under these plans, subject to IRS limits in regards to the additional contributions under the 401(k) Plan.

The Company also announced a voluntary early retirement incentive program for certain eligible participants in the Defined Benefit Plan. This incentive program enhances a participant’s retirement benefit calculation by adding up to five additional years of service and age to the participant’s actual service and age. In addition, for purposes of determining early retirement eligibility and the reduction for early benefit commencement, those years will be added to both the age and years of service for the participant who elects to take advantage of the early retirement incentive program. There are 58 people who are eligible to receive this enhanced benefit including 3 executive officers of the Company. We currently do not know how many, if any, of the eligible participants will elect to retire under this early retirement incentive program, and we therefore are unable to determine the one time costs, if any, associated with this early retirement incentive program or the potential ongoing annual savings, if any, that may result from the potential reduction in personnel.

The Company further announced that, along with the employees that select the early retirement option, it will use attrition and an involuntary reduction in force to eliminate up to 50 positions. Severance benefits of various amounts, depending on the pay grade and length of service of the affected employees, would be payable under the reduction in force. We currently do not know how many involuntary position reductions will be necessary, and we therefore are unable to determine the one time costs, if any, associated with this potential reduction in personnel, or the potential ongoing annual savings, if any, that may result from the reduction in personnel.

In addition, due to the variable impact of the voluntary early retirement incentive program and the involuntary reduction in force, the Company is not able at this time to estimate the potential impact of the benefit freeze under the Defined Benefit Plan and the existing SERP, the increase in Company contributions to the 401(k) Plan and under the new Executive Supplemental Retirement Plan. The Company will file an amended report on Form 8-K when it is able to estimate the costs associated with these actions.

On November 30, 2006 the Company issued a Press Release and provided its employees a Questions & Answers list discussing these changes. A copy of the press release is included as Exhibit 99.1 to this report, and the Q&A is included as Exhibit 99.2 to this report.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press release dated November 30, 2006

99.2	Questions & Answers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHENANDOAH TELECOMMUNICATIONS COMPANY
(Registrant)

November 30, 2006	/s/ Earle A. MacKenzie

Executive Vice President and

Chief Financial Officer

(Duly Authorized Officer and Principal Financial Officer)

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